NEWS RELEASE
FOR IMMEDIATE RELEASE

PICO HOLDINGS, INC. ANNOUNCES RESULTS FOR
THE THIRD QUARTER AND FIRST NINE MONTHS OF 2011

Conference Call and Webcast Scheduled for Thursday, November 10, 2011 at
8:30 a.m. Pacific Time

LA JOLLA, California, November 9, 2011 -- PICO Holdings, Inc. (NASDAQ: PICO) reported shareholders' equity of $507.1 million ($22.33 per share) at September 30, 2011, compared to $562.4 million ($24.77 per share) at June 30, 2011, and $568.1 million ($25.03 per share) at December 31, 2010. Reported book value per share attributable to PICO shareholders decreased by $2.44, or 10%, during the third quarter of 2011, and by $2.70, or 11%, during the first nine months of 2011.

PICO's President and Chief Executive Officer, John Hart, commented:

“This quarter, the decrease in shareholders' equity included two non-cash charges totaling $48.4 million related to an impairment of our Fish Springs Ranch water asset, which for accounting purposes is considered an indefinite lived intangible asset, and the recording of a valuation allowance against our cumulative net tax benefits.

“First, we recorded a $16.2 million impairment charge on our Fish Springs Ranch water project. After signs of improvement in 2009 and 2010, the economic climate in Reno, Nevada has worsened. Reported unemployment is around 12.6% and housing foreclosures remain at a high level.  As a result, we updated our discounted cash flow model that estimates the present value of our Fish Springs asset with changed assumptions related to the sales price of water and the timing of future projected sales.  This update resulted in the present value of our Fish Springs water asset being estimated at $84.9 million, compared to its previous carrying value of $101.1 million, which led to the recording of the impairment charge.   Our model uses assumptions based on economic conditions that exist today. It is impossible for us to know how long these conditions will persist and when significant recovery will return to this market but it is worth noting that the current price of comparable water is approximately three times greater than our reduced carrying value per acre-foot.

"Second, we recorded a $32.2 million valuation allowance against net tax benefits which were previously recorded as net assets on our balance sheet.  The income tax loss carry-forwards and other tax benefits remain available for use when we generate taxable income in future periods; the only change is that these tax benefits no longer have a carrying value on our balance sheet at September 30, 2011. The valuation allowance is an accounting concept only and is largely assessed based on recent historical book losses. However, in future periods, we believe that the operations of our Northstar canola seed crushing plant and sales of our real estate assets will give rise to significant taxable income. If this happens, this may cause us to reverse all or part of the existing valuation allowance and to record the tax benefits on our balance sheet again.

"During September, we signed a definitive agreement to sell Nevada Land & Resource Company, LLC for $31 million in cash. A non-refundable deposit of $1 million has been received, and close of escrow is scheduled for December 2011. The assets being sold include more than 480,000 acres of land in Nevada, together with a sizable mineral estate. In addition, PICO is retaining some of Nevada Land's assets, including approximately $3 million of existing promissory notes, as well as certain water rights and related land assets.

“As of September 30, 2011, construction of the canola processing plant to be operated by Northstar Agri Industries near Hallock, Minnesota is approximately 50% complete, and we have capitalized costs of $70.8 million on our balance sheet. Construction remains on schedule, and within budget.

“PICO owns 88% of this canola processing business, which is expected to be operational by the fourth quarter of 2012. The total cost of the facility, and initial working capital requirements, are estimated at $168 million. PICO has already made its $60 million equity contribution, and the remainder of construction, and the plant's initial working capital, will be financed with the debt facility that was completed earlier this year. In order to diminish the financial risk of the project, we have entered into a swap agreement with an international bank, locking in a fixed price for approximately one-third of the first six month's production at what we consider to be an attractive level. We expect to hedge up to 80% of the first six month's production before operations commence.

"During the third quarter of 2011, our Union Community Partners, LLC (UCP) subsidiary sold 8 homes, 6 finished residential lots, and 64 partially-entitled lots for $14.2 million, which generated gross margin of $4.4 million.

“For the first nine months of 2011, UCP sold 22 homes, 53 finished lots, and 64 partially-entitled lots for $21.7 million, resulting in gross margin of $5.9 million. The combined internal rate of return for the projects sold during the first nine months of 2011 was greater than 50%.

"As of September 30, 2011, UCP owns or controls a total of 847 finished lots and 5,036 potential lots in various stages of entitlement, primarily in the Central Coast, Central Valley and Bay Area of California, and metropolitan Seattle, Washington. We began to acquire residential lots in hard-hit but attractive locations in California on a highly selective basis in late 2007; only buying in sub-markets where significant due diligence showed that inventory and affordability trends were favorable. This year, we acquired our first lots outside of California, with the purchase of 385 finished lots and 348 potential lots in the Central Puget Sound area of Seattle, Washington. These lots were acquired on similar economics to our purchases in California.

"At the end of September 2011, UCP's lot inventory represented invested capital of approximately $120.2 million to acquire and develop the lots. Approximately $30.5 million of this investment has been financed by non-recourse, project-specific debt.

"Our 32%-owned affiliate, spigit, continues to grow rapidly and has established itself as a leading company for utilizing social media for enterprise solutions. Over the first nine months of 2011, spigit's bookings increased 173%, and overall customer count increased nearly 100%, from the first nine months of 2010. spigit enterprise solutions are creating substantial economic value for its clients by driving and accelerating innovation. To support this very strong growth and continue to provide an exceptional customer user experience, spigit has increased headcount by 65% during this period, which has contributed to a customer retention rate of nearly 100% and a strong up-sell performance.  spigit has seen sequential revenue growth for 16 consecutive quarters, and is forecasting annual revenue growth of nearly 95% in the 2011 financial year.

"At September 30, 2011, our holding in spigit had a zero carrying value on our balance sheet. Based on the valuation used for a capital raising which spigit completed earlier in 2011 and valuations of similar companies, we believe that our 32% ownership has significant potential value, which is obviously not reflected in our reported Shareholders' Equity and book value per share.

"Lastly, our Insurance Operations in “Run Off” realized more than $13.7 million in gains during the first nine months of 2011."

NET BOOK VALUE

The following table is provided as a supplement to the financial statements contained in PICO's 10-Q, to illustrate the relative size of the Company's assets and activities (in millions):

Segment	Net Book Value	Percentage

Water Resource and Water Storage Operations	$226	45%
Real Estate Operations	118	23%
Corporate	47	9%
Insurance Operations in “Run Off”	55	11%
Agribusiness Operations	61	12%
Shareholders' Equity	$507	100%

THIRD QUARTER SEGMENT RESULTS OF OPERATIONS

For the third quarter of 2011, PICO reported a net loss of $49.9 million, $2.20 per share, compared to a net loss of $1.3 million, $0.06 per share, in the third quarter of 2010.

Our third quarter segment results of operations are (in thousands):

	2011	2010
Income (Loss) Before Taxes By Operating Segment:
Water Resource and Water Storage Operations	$(17,470)	$(2,731)
Real Estate Operations	2,244	(792)
Corporate	(2,368)	(2,480)
Insurance Operations in “Run Off”	4,468	3,250
Agribusiness Operations	(695)
Income (Loss) Before Taxes	$(13,821)	$(2,753)
Equity in loss of unconsolidated affiliates	(1,576)	(942)
Income tax benefit	(27,342)	1,613
Non-controlling interest	(7,182)	764
Net Income (Loss)	$(49,921)	$(1,318)

NINE MONTHS SEGMENT RESULTS OF OPERATIONS

For the first nine months of 2011, PICO reported a net loss of $49.9 million, $2.20 per share, compared to a net loss of $7.9 million, $0.35 per share, in the first nine months of 2010.

Our nine months segment results of operations are (in thousands):

	2011	2010
Income (Loss) Before Taxes By Operating Segment:
Water Resource and Water Storage Operations	$(20,532)	$(6,622)
Real Estate Operations	265	(2,462)
Corporate	(4,006)	(8,594)
Insurance Operations in “Run Off”	13,382	5,149
Agribusiness Operations	(1,668)
Income (Loss) Before Taxes	$(12,559)	$(12,529)
Equity in loss of unconsolidated affiliates	(5,293)	(2,413)
Income tax benefit	(26,759)	4,757
Non-controlling interest	(5,330)	2,305
Net Income (Loss)	$(49,941)	$(7,880)

PICO is a diversified holding company. We seek to acquire, build, and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our management participation in operations can aid in the recognition of the business's fair value, as well as create additional value.

Our objective is to maximize long-term shareholder value. We manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings.

Currently our three major businesses are:

•	Vidler Water Company, a water resource development business;
•	Union Community Partners, a developer of residential lots in selected California markets and metropolitan Seattle, Washington; and
•	PICO Northstar Hallock, LLC, doing business as Northstar Agri Industries.

Vidler is a significant private sector owner of water resources and water storage operations in Nevada, Arizona, Idaho, Colorado, and New Mexico.

As of September 30, 2011, UCP owns or controls approximately 847 finished lots and 5,036 potential lots in various stages of entitlement, principally in the Central Coast, Central Valley and Bay Area of California, and the Central Puget Sound area of Seattle, Washington. Our Real Estate Operations also include Nevada Land & Resource Company, which is one of the largest private landowners in the state of Nevada. Nevada Land owns more than 480,000 acres of former railroad land in northern Nevada, and certain water, mineral and geothermal rights related to the property. We have entered into a definitive agreement to sell Nevada Land for $31 million, with close of escrow scheduled for December 2011.

In December 2010, we closed on a transaction to provide $60 million of equity finance to a new operation, Northstar Agri Industries, which will construct and operate a canola seed processing plant near Hallock, Minnesota. We anticipate that construction will be complete, and that the plant will commence production of canola oil and canola meal, in the fourth quarter of 2012.

OTHER INFORMATION

At September 30, 2011, PICO Holdings, Inc. had a market capitalization of $465.5 million, and 22,704,904 shares outstanding.

CONFERENCE CALL AND WEBCAST

Management will host a conference call tomorrow at 11:30a.m. Eastern time/8:30a.m. Pacific time to discuss the Company's financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 877.941.1465 from the United States, or 480.629.9643 from outside the United States, and providing the conference ID 4488397. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.picoholdings.com.

A telephone replay will be available through November 23, 2011 by dialing 800.406.7325 from the United States, or 303.590.3030 from outside the United States, and entering the conference ID 4488397. A webcast replay will be available for 90 days.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release which are not historical, including the expected results of our business segments, are "forward-looking statements" are based on current expectations and assumptions that are subject to risks and uncertainties. In particular, our actual results could differ materially from such expectations because of factors relating to:

•
our canola processing plant, including: the ability of the plant to become operational by the fourth quarter of 2012; the ability of the project to obtain the required environmental permitting to increase the plant's processing capacity; the initial working capital requirements and total cost of the project; and the ability of the project to generate the expected return on investment, which is based in part on the demand for canola oil and our ability to sell products at currently anticipated rates and prices;

•	the expected timing of the sale of Nevada Land and Resource Company, LLC, including the need to satisfy the various conditions to close the transaction, some of which are outside our control; and

•	the risks faced by spigit in rapidly evolving markets, including the effects of competition and technological changes.

In addition, there are a number of other factors which may cause results to differ materially from our expectations, such as: the significant and/or sustained downturn in the homebuilding industry; the softness in the real estate market, and some sectors of the equity and fixed-income markets; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; federal and state regulation on insurers; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses and investments in foreign companies; the continued service and availability of key management personnel; potential capital requirements and financing alternatives; and the impact of international events. For further information regarding risks and uncertainties associated with our business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com. We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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CONTACT:    Max Webb        Chief Financial Officer    (858) 456-6022 ext. 216